Exhibit 99.1

FOR IMMEDIATE RELEASE

Rice Midstream Partners Appoints Stephanie C. Hildebrandt to Board of Directors

CANONSBURG, Pa. – March 18, 2016 /PRNewswire/ – Rice Midstream Partners LP (NYSE: RMP) (“RMP”) today announced the appointment of Stephanie C. Hildebrandt to the Board of Directors of RMP’s general partner, where she will also serve as a member of the Conflicts Committee.

Ms. Hildebrandt, who currently serves as a partner with the international law firm Norton Rose Fulbright US LLP, brings over 25 years of energy experience, with a particular focus on master limited partnerships (“MLPs”). Prior to joining Norton Rose Fulbright, Ms. Hildebrandt served as the Senior Vice President, General Counsel and Secretary of Enterprise Products Partners L.P., one of the largest publicly-traded midstream MLPs, managing legal issues related to securities, litigation, employment, mergers and acquisitions, commercial transactions and corporate governance.

Ms. Hildebrandt holds a Bachelor of Science in Foreign Service from Georgetown University and a Juris Doctorate, cum laude, from Tulane University Law School. She is admitted to the state bars of Texas and Louisiana.

Commenting on the appointment, Robert F. Vagt, Chairman of the Board of Directors, said, “It is a privilege to welcome Ms. Hildebrandt to the RMP board. We believe that her extensive midstream experience will be invaluable to the RMP board and her legal expertise suits her especially well to serve on our Conflicts Committee.”

About Rice Midstream Partners

Rice Midstream Partners LP is a fee-based, growth-oriented limited partnership formed by Rice Energy Inc. (NYSE: RICE) to own, operate, develop and acquire midstream assets in the Appalachian basin. RMP provides midstream services to Rice Energy and third-party companies through its natural gas gathering, compression and water assets in the dry gas cores of the Marcellus and Utica Shales.

For more information, please visit www.ricemidstream.com.

Contact:

Julie Danvers, Director of Investor Relations

832-708-3437

Julie.Danvers@RiceMidstream.com

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